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                                                                   Exhibit 99.4




                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]



The Board of Directors
Applied Science and Technology, Inc.
90 Industrial Way
Wilmington, MA 01887

Members of the Board:

CIBC World Markets Corp. ("CIBC World Markets") hereby consents to the inclusion of the opinion letter of CIBC World Markets to the Board of Directors of Applied Science and Technology, Inc. ("ASTeX") as Annex B-2 to, and to the reference thereto under the captions "SUMMARY - Opinion of ASTeX Financial Advisor" and "THE MERGER - Opinion of ASTeX's Financial Advisor" in, the joint Proxy Statement/Prospectus of ASTeX and MKS Instruments, Inc. ("MKS") relating to the proposed merger transaction involving ASTeX and MKS. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                     By:    /s/ CIBC World Markets Corp.
                                        ----------------------------------
                                             CIBC WORLD MARKETS CORP.





November 13, 2000